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Exhibit 4.1

                               [FORM OF GUARANTY]

                               The CIT Group, Inc.
                                  650 CIT Drive
                      Livingston, New Jersey  07039-5795





                                                          November 15, 1999




           Re:  Unconditional Guaranty
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Ladies and Gentlemen:

          Reference is hereby made to the existing publicly issued and
outstanding indebtedness (the "Indebtedness") of [Obligor], a [        ]
corporation (the "Obligor"), consisting of the debt securities, notes and other obligations issued to holders (the "Holders") pursuant to the indentures and other agreements described on Schedule A attached hereto (each such indenture, agreement, debt security and note hereinafter referred to individually as a "Debt Agreement", and collectively as the "Debt
Agreements").

          1. Guaranty. The CIT Group, Inc. (the "Guarantor") hereby (a) unconditionally, absolutely and irrevocably guarantees to the Holders the full and prompt payment by the Obligor of the obligations incurred by the Obligor to the Holders pursuant to each Debt Agreement (the "Obligations") and (b) agrees to pay all out-of-pocket expenses incurred by the trustee or other representative of the applicable Holders (each, a "Trustee") (including reasonable counsel fees and expenses) in enforcing its rights under this Guaranty.

          2. Guarantor's Obligations Unconditional. (a) The Guarantor hereby guarantees that the Obligations will be paid strictly in accordance with the terms of the applicable Debt Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the applicable Trustee and the applicable Holders with respect thereto. The liability of the Guarantor hereunder shall be absolute and unconditional irrespective of: (i) any lack of a validity or


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enforceability of any of the Obligations, or any agreement, instrument or other document evidencing or securing any of the Obligations; (ii) any change in the time, manner or place of, payment of, or in any other term in respect of, all or any of the Obligations, or any other amendment or waiver of, or consent to any departure from any agreement, instrument or document evidencing or securing the Obligations; or (iii) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Obligor or any other guarantor in respect of the Obligations.

          (b) This Guaranty (i) is a continuing guarantee of payment and shall remain in full force and effect until the satisfaction in full of the Obligations and the payment of the other expenses to be paid by the Guarantor pursuant hereto; and (ii) shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by any Trustee or any Holder upon the insolvency, bankruptcy or reorganization of the Obligor or otherwise, all as though such payment had not been made.

          3. Waivers. The Guarantor hereby waives: (a) promptness and diligence; (b) notice of acceptance and notice of the incurrence of any Obligation by the Obligor; (c) notice of any actions taken by any Trustee or any Holder or the Obligor under any Debt Agreement or any other agreement or instrument relating thereto, except as expressly provided for in clause (a) of
Section 1; (d) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations or of the obligations of the Guarantor hereunder, the omission of or delay in which, but for the provisions of this Section 3, might constitute grounds for relieving the Guarantor of its obligations hereunder, except as expressly provided for in clause (a) of Section 1; and (e) any requirement that any Trustee or any Holder protect, secure, perfect or insure any security interest or lien or any property subject thereto or exhaust any right or take any action against the Obligor or any other person or entity or any collateral.

          4. No Subrogation. Notwithstanding any payment or payments made by the Guarantor hereunder, or any set-off or application of funds of the Guarantor by any Trustee or any Holder, the Guarantor shall not be entitled to be subrogated to any of the rights of such Trustee or such Holder against the Obligor or against any collateral security or guarantee or right of offset held by such Trustee or such Holder for the payment of the Obligations, nor shall the Guarantor seek or be entitled to seek any contribution or reimbursement from the Obligor in respect of payments made by the Guarantor hereunder, until all amounts owing to such Trustee and such Holders by the Obligor on account of the Obligations are paid in full. If any amount shall be paid to the Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full, such amount shall be held by the Guarantor in trust for the applicable Trustee and the applicable Holders, segregated from other funds of the Guarantor, and shall, forthwith upon receipt by the Guarantor, be turned over to the applicable Trustee in the exact form received by the Guarantor (duly indorsed by the Guarantor to the applicable Trustee, if required), to be applied against the Obligations, whether matured or unmatured.

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          5.   Miscellaneous.  (a)  The Guarantor will make each payment
hereunder in lawful money of the United States or as otherwise required by the applicable Debt Agreement and in immediately available funds to the applicable Trustee.

          (b) This Guaranty may be amended or terminated by the Guarantor at any time in writing; provided that, so long as any Indebtedness remains outstanding under a Debt Agreement or under the debt securities or other obligations issued pursuant thereto prior to such amendment or termination, no such amendment which adversely affects the related Holders of such Indebtedness or any such termination shall become effective with respect to such Indebtedness unless (i) at least two nationally recognized statistical rating agencies that have rated such Indebtedness prior to such amendment or termination confirm in writing that their ratings for such Indebtedness in effect immediately prior to such amendment or termination will not be downgraded as a result of such amendment or termination (or, in the case of any Indebtedness that is not so rated, such Indebtedness shall be treated in the same manner as any similar Indebtedness that is so rated); or (ii) such Indebtedness shall have been defeased in accordance with the provisions of the applicable Debt Agreement; or (iii) the Holders of at least a majority of the outstanding principal amount of such Indebtedness consent in writing to such amendment or termination.

          (c) All communications provided for hereunder shall be in writing (including telecopier communication) and shall be mailed, telecopied or delivered, if to the Guarantor, to it at its address at 1211 Avenue of the Americas, New York, New York 10036 Attention: Treasurer; and if to any Trustee, to its address provided for in the applicable Debt Agreement; or, as to either such Person, at such other address as shall be designated by such Person in a written notice to such other Person complying as to delivery with the terms of this Section 5(d). All such notices and other communications shall be effective (i) if mailed, the earlier of three days after deposit in the mail or when received, (ii) if telecopied, when transmitted, and (iii) if delivered, upon delivery.

          6. Rights of Holders of Debt. All Holders of Indebtedness shall be intended third-party beneficiaries of this Guaranty.

          7. GOVERNING LAW. THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

          8. Submission To Jurisdiction; Waivers. The Guarantor hereby irrevocably and unconditionally:

         (i) submits for itself and its property in any legal action or proceeding relating to this Guaranty, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States for the Southern District of New York, and appellate courts from any thereof;


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         (ii)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

         (iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar for of mail), postage prepaid, to the Guarantor at is address set forth in Section 5(d) above or at such other address of which the Agent shall have been notified pursuant thereto; and

          (iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

          9. WAIVERS OF JURY TRIAL. THE GUARANTOR (AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, THE TRUSTEES AND THE HOLDERS) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY AND FOR ANY COUNTERCLAIM THEREIN.

                                           Very truly yours,

                                           THE CIT GROUP, INC.



                                           By:
                                              -------------------------
                                           Name:
                                           Title: